Exhibit 99.2


For Immediate Release:     Contact: Michael D. Ketcham
                                    Executive Vice President, CFO and Treasurer
                                    (703) 610-1400
                                    Email: mike.ketcham@wmfg.com


                            WMF ANNOUNCES FINANCINGS

         VIENNA, Va., September 11, 1998 -- The WMF Group, Ltd. (the "Company") today reported that it has closed the previously announced loan of $20 million in subordinated debt from Commercial Mortgage Investment Trust, Inc. ("COMIT"), in which the Company has a minority interest. The majority shareholders of COMIT are the majority shareholders of the Company, Harvard Private Capital Holdings, Inc. and Capricorn Investors II, L.P. The Company has applied $10 million of the loan proceeds to reduce the Company's borrowings under its corporate credit facility.

         Shekar Narasimhan, president and chief executive officer of the Company, stated that the Company's pipelines of business remain strong and that the superior quality of the Company's mortgage banking franchise continues to be demonstrated even in difficult market conditions. Narasimhan confirmed that the Company closed over $200 million in loans last week.

         The Company also reported that its wholly-owned subsidiary, WMF Capital Corp., has reached an agreement with Merrill Lynch Capital Markets Inc. as part of the Company's strategy to limit interest rate and spread risk as announced last week. WMF Capital Corp. has limited its existing credit facility with Merrill to $270 million and has added a $50 million revolver. It is funding new loans this week under these arrangements. Mortgage loans can be sold weekly or as often as necessary to replenish the revolver.

         "We have taken steps to limit our downside while continuing to support a superb origination and securitization franchise. Mike Greco and his team at WMF Capital Corp. are committed to re-energizing the capital markets operations of our Company and shaping it for the future," said Narasimhan.

         The Company (NASDAQ: WMFG), headquartered in Vienna, Va, is one of the largest commercial mortgage financial services companies in the country, as measured by servicing portfolio size, according to a survey published by the Mortgage Bankers Association of America. As the nation's largest originator of Fannie Mae and FHA-insured multifamily and health care loans, the Company has originated more than $7 billion in conventional and FHA-insured multifamily and commercial loans since 1993, and currently has a servicing portfolio of approximately $11.5 billion. Please visit our website at www.wmfg.com for more information.

         This press release contains "forward-looking statements" within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning the Company's outlook for future periods; business strategies and their anticipated results; and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release speak only as of the date hereof and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statements, including the inability to negotiate waivers of existing defaults under its lines of credit and modifications to those lines, the inability to raise additional capital on favorable terms or at all, adverse industry and economic conditions generally, adverse changes in interest rates, the secondary mortgage market or in assets securing mortgages, and the failure of hedges to reduce risks effectively, as well as the risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Information Statement/Prospectus filed on November 5, 1997.